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                     October 16, 2023

       Zhou Pengwu
       Chief Executive Officer
       Aesthetic Medical International Holdings Group Ltd
       1122 Nanshan Boulevard
       Nanshan District, Shenzhen
       Guangdong Province, China 518052

                                                        Re: Aesthetic Medical
International Holdings Group Ltd
                                                            Amendment No. 1 to
Form 20-F for the Fiscal Year Ended December 31, 2022
                                                            File No. 001-39088

       Dear Zhou Pengwu:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Yu Wang